SAEED KAMRAN & CO.
(Chartered Accountants)

Dated: June 11, 2025

To
The Board of Directors,
Readvantage Corp.
Nevada, USA

Subject: Consent for Use of Revised Audit Report and Financial Statements in S-1/A3 Filing

Dear Sirs,

We, the undersigned, hereby consent to the inclusion and use of our revised Independent Auditor's Report dated February 24, 2025 (except for the explanatory paragraphs regarding the reissuances of the report, which is dated March 28, 2025 and May 27, 2025), and the audited financial statements of Readvantage Corp. for the financial year ended June 30, 2024, in the Form S-1/A3 registration statement and any amendments or supplements thereto, to be filed with the U.S. Securities and Exchange Commission on June 11, 2025.

Thanking you,

Sincerely yours,

Aamer Waqar Chaudhry
Engagement Partner

(Saeed Kamran & Co.)
Chartered Accountants

www.saeedkamran.co
321 Upper Mall, Lahore Pakistan info@skpgroup.net +92 42 35755530 +92 42 35793156